Exhibit 1.01

Silicon Laboratories Inc.

Conflict Minerals Report

Calendar Year Ended December 31, 2015

This Conflict Minerals Report of Silicon Laboratories Inc. (“Silicon Laboratories” or “the Company”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Conflict minerals are defined by the SEC as cassiterite, columbite-tantalite, gold and wolframite, as well as their derivatives (including tantalum, tin and tungsten) and any other mineral or its derivatives determined by the United States Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, “Covered Countries”).

The Rule imposes certain reporting obligations on SEC registrants that file reports under Section 13(a) or Section 15(d) of the Exchange Act whose products contain conflict minerals that are necessary to the functionality or production of their products, exempting conflict minerals that, prior to January 31, 2013, were located “outside of the supply chain” (as defined in the Rule). For products which contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the conflict minerals originated in the Covered Countries.  If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence as to whether the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries.  Products which do not contain necessary conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries are considered “DRC conflict free.”

Certain of the Company’s products contain conflict minerals, including gold, tantalum, tin and/or tungsten. These minerals are necessary to the functionality of the products contracted by the Company to be manufactured. Pursuant to the Rule, the Company undertook due diligence measures on the source and chain of custody of the conflict minerals in its products that the Company had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources, to determine whether such products were DRC conflict free.

The following describes: (a) the design of the Company’s Conflict Minerals Program; (b) the Company’s conclusion based on its RCOI; (c) the measures the Company has taken to exercise due diligence on the source and chain of custody of the conflict minerals contained in its products; and (d) the Company’s products, including information on the facilities used to process the necessary conflict minerals in those products, the country of origin of the necessary conflict minerals in those products and the Company’s efforts to determine the mine or location of origin of those conflict minerals with the greatest possible specificity.

Part 1 — Due Diligence

Design of Conflict Minerals Program

The design of the Company’s conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), as it relates to the Company’s position in the minerals supply chain. Summarized below are the design components of the Company’s conflict minerals program as they relate to the five-step framework set forth in the OECD Guidance:

1.              Establish strong company management systems.

•                  Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas.

•                  The Company’s supply chain policy requires all suppliers to maintain a conflict-free sourcing policy and to comply with the Company’s internal policy based on the OECD Guidance.

•                  Structure internal management systems to support supply chain due diligence.

•                  Vendors that supply the Company with products containing conflict minerals are required to complete an Electronic Industry Citizenship Coalition (“EICC”) Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed to identify the smelters, refiners and countries of origin of the conflict minerals in products the vendors supply to a customer.

•                  Establish a system of controls and transparency over the mineral supply chain.

•                  The Company maintains a dedicated internal system to track, analyze and approve supplier responses to supply chain surveys. The Company maintains records relating to its conflict minerals program in accordance with its record retention guidelines.

•                  Strengthen Company engagement with suppliers.

•                  The Company has created an internal system of controls to ensure that both current and new suppliers report information regarding their supply chain.

•                  Establish a Company level grievance mechanism.

•                  The Company maintains an external reporting system for individuals to report concerns of actions (including compliance with the Company’s conflict minerals program) that may not comply with the Company’s standards, contractual, regulatory or legal requirements.

2.              Identify and assess risks in the Company’s supply chain.

•                  Identify risks in the supply chain as recommended in the OECD Guidance Supplements.

•                  The Company reviews the components of the products provided by its suppliers to determine if such products may contain conflict minerals.

•                  The Company requests suppliers that provide products which may contain conflict minerals to complete the CMRT survey. The Company contacts vendors that do not respond to the supply chain survey by a specified date, requesting their responses. If necessary, the Company escalates its requests to management or other appropriate personnel as described in its supply chain policy.

•                  Assess risks of adverse impacts in light of the standards of the Company’s supply chain policy consistent with the due diligence recommendations in the OECD Guidance.

•                  The Company reviews completed CMRT surveys for compliance with the Company’s internal policy based on the OECD Guidance.

•                  The Company compares the smelters and refiners identified by the CMRT surveys against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”), an initiative organized by the EICC and the Global e-Sustainability Initiative.

•                  The Company assesses whether the smelters and refiners have carried out all elements of reasonable due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas.

3.              Design and implement a strategy to respond to identified risks.

•                  Devise and adopt a risk management plan.

•                  The Company has adopted a risk management plan, which includes measures for risk mitigation for suppliers using smelters and refiners that have not received a conflict free designation from the CFSP.

•                  Implement the risk management plan, monitor and track performance of risk mitigation efforts and report back to designated senior management.

•                  The Company’s risk mitigation efforts for smelters and refiners that have not received a conflict free designation from the CFSP include: (a) reviewing the mine location; (b) requesting and reviewing Certificate of Origin documents from the supplier; (c) requesting an action plan from the supplier; and (d) performing a risk assessment with an internal management team for further consideration of risk mitigation.

•                  Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances.

•                  The Company’s conflict minerals policy is an on-going program for both current and new suppliers. Any change in the Company’s supply chain may require that certain steps be repeated in order to prevent or mitigate adverse impacts.

•                  Report findings of the supply chain risk assessment to the designated senior management of the Company.

•                  The Company reports findings from its supply chain risk assessment to its Executive Quality Council, which consists of members of the Company’s executive management.

•                  If and when required by the Rule, obtain an independent private sector audit of the Company’s Conflict Minerals Report.

4.              Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.

•                  The Company supports development and implementation of due diligence practices and tools, including:

•                  The CMRT survey completed by the Company’s suppliers,

•                  The Conflict Free Smelter Program used by the Company to determine facilities that have received a conflict free designation.

•                  The Company encourages all of its conflict mineral suppliers to use facilities that have received a conflict free designation.

5.              Report on supply chain due diligence.

•                  The Company publicly reports on its supply chain due diligence policies and practices in the Investor Relations section of its website at www.silabs.com.

Conclusion Based on Reasonable Country of Origin Inquiry

Step 2 of the Company’s Conflict Minerals Program, Identify and assess risks in the Company’s supply chain, represents its RCOI. This step is designed to determine whether any of the conflict minerals in the Company’s products originated in the Covered Countries. Based on the results of the Company’s RCOI, the following was determined:

•                  A portion of the necessary conflict minerals contained in the Company’s products originated or may have originated in the Covered Countries and those necessary conflict minerals may not be solely from recycled or scrap sources. The Company performed due diligence measures on these conflict minerals.

•                  A portion of the necessary conflict minerals contained in the Company’s products are from recycled or scrap sources. Conflict minerals obtained from recycled or scrap sources are considered DRC conflict free pursuant to Rule 13p-1.

Description of Due Diligence Measures Performed

Steps 3 and 4 of the Company’s Conflict Minerals Program, Design and implement a strategy to respond to identified risks and Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain, respectively, represent the due diligence measures performed by the Company. The purpose of these measures is to determine whether the necessary conflict minerals contained in the Company’s products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries in order to conclude whether such products were DRC conflict free.

Below is a description of the measures the Company performed to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in its products:

•                  Adopted a risk management plan, which included measures for risk mitigation for suppliers using smelters and refiners that have not received a conflict free designation from the CFSP.

•                  Required the Company’s existing and new conflict mineral suppliers to use facilities that have received a conflict free designation.

•                  Monitored and tracked suppliers to ensure compliance with the Company’s Conflict Minerals Sourcing Policy.

•                  Performed risk mitigation efforts with suppliers identified to be in conformity with our Conflict Minerals Sourcing Policy by working with them to bring them into compliance.

•                  Reported findings from the Company’s supply chain risk assessment to its Executive Quality Council.

Results of Due Diligence Measures and Product Determination

The Company received responses from all of its direct suppliers subject to the supply chain survey for 2015. Collectively, their responses listed 98 smelters and refiners within their supply chains, all of which have been designated as either compliant under the CFSP or had completed risk mitigation efforts to be in conformity with our Conflict Minerals Sourcing Policy.

The tables below list the smelters and refiners of conflict minerals within our supply chain for 2015. Our efforts to determine this population are described above under the caption “Description of Due Diligence Measures Performed.” The information presented is derived from information provided by our direct suppliers and the CFSP.

Independent Private Sector Audit

An independent private sector audit is not required for 2015.

Future Due Diligence Measures

For the next reporting period, the Company is continuing to engage in the activities described above in “Design of Conflict Minerals Program” to mitigate the risk that its necessary conflict minerals benefit armed groups. The Company will continue to contact suppliers that use smelters and refiners identified in its supply chain survey process that have not received a conflict free designation and request their participation in the CFSP or other independent third party audit program in order for them to obtain such a conflict free designation.

Part 2 — Product Description

Description of the Company’s products

Silicon Laboratories is a provider of silicon, software and solutions for the Internet of Things (IoT), Internet infrastructure, industrial control, consumer and automotive markets. Mixed-signal integrated circuits (ICs) are electronic components that convert real-world analog signals, such as sound and radio waves, into digital signals that electronic products can process. Therefore, mixed-signal ICs are critical components in products addressing a variety of markets, including industrial, communications, consumer and automotive.

As a fabless semiconductor company, Silicon Laboratories relies on third-party semiconductor fabricators to manufacture the silicon wafers that reflect its IC designs. Each wafer contains numerous die, which are cut from the wafer to create a chip for an IC. The Company relies on third parties to assemble, package, and, in most cases, test these devices and ship these units to its customers.

The following facilities, to the extent known, are used to process the necessary conflict minerals in the Company’s products:

Metal	Facility Name
Gold	Aida Chemical Industries Co., Ltd.
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corporation
Gold	Asaka Riken Co., Ltd.
Gold	Aurubis AG
Gold	CCR Refinery — Glencore Canada Corporation
Gold	Dowa
Gold	Eco-System Recycling Co., Ltd.
Gold	Heraeus Ltd. Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Johnson Matthey Inc
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kojima Chemicals Co., Ltd
Gold	LS-NIKKO Copper Inc.
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Nihon Material Co. LTD
Gold	Ohio Precious Metals, LLC
Gold	Rand Refinery (Pty) Ltd
Gold	Solar Applied Materials Technology Corp.
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	Tokuriki Honten Co., Ltd
Gold	Umicore SA Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Western Australian Mint trading as The Perth Mint
Gold	Yamamoto Precious Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum	F&X Electro-Materials Ltd.
Tantalum	Global Advanced Metals Boyertown
Tantalum	H.C. Starck Co., Ltd.
Tantalum	H.C. Starck GmbH Goslar

Tantalum	H.C. Starck GmbH Laufenburg
Tantalum	H.C. Starck Hermsdorf GmbH
Tantalum	H.C. Starck Inc.
Tantalum	H.C. Starck Ltd.
Tantalum	H.C. Starck Smelting GmbH & Co.KG
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	ULBA Metallurgical Plant JSC
Tin	Alpha
Tin	Cooper Santa
Tin	CV United Smelting
Tin	Elmet S.L.U. (Metallo Group)
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.
Tin	Magnu’s Minerais Metais e Ligas LTDA
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallo-Chimique N.V.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	OMSA
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Inti Stania Prima
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka TIN (RBT)
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Timah (Persero) Tbk Kundur
Tin	PT Timah (Persero) Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	Thaisarco
Tin	White Solder Metalurgia e Mineração Ltda.

Tin	Yunnan Tin Group (Holding) Company Limited
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck GmbH
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Kennametal Huntsville
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd

The countries of origin of the necessary conflict minerals in the Company’s products are believed to include:

Australia, Bolivia, Brazil, Canada, China, Democratic Republic of the Congo, Indonesia, Japan, Mozambique, Poland, Portugal, Russian Federation, Rwanda, South Africa, Spain, Switzerland, Thailand, United States and Zimbabwe.

Efforts to determine the mine or location of origin with the greatest possible specificity of the necessary conflict minerals in the Company’s products:

In an effort to determine the mine or location of origin of the necessary conflict minerals in its products that are DRC conflict free with the greatest possible specificity, the Company developed and conducted the due diligence measures described in Part 1 of this Conflict Minerals Report.